Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 6, 2025

NACCO INDUSTRIES
ANNOUNCES SECOND QUARTER 2025 RESULTS

Consolidated Q2 2025 Results:
•Revenues of $68.2 million increased 30% over Q2 2024
•Increased other income and lower tax expense partly offset lower operating results attributable to short-term operational challenges
•Decreased net income of $3.3 million compared with $6.0 million in Q2 2024
•Diluted EPS of $0.44 versus $0.81 in Q2 2024
•EBITDA of $9.3 million compared with $13.5 million in Q2 2024

Cleveland, Ohio, Wednesday, August 6, 2025 - NACCO Industries® (NYSE: NC) today announced consolidated results for the three and six months ended June 30, 2025.

“NACCO experienced short-term operational challenges this quarter that resulted in a temporary setback to our expectations of delivering increasing operating results," said J.C. Butler, NACCO President and Chief Executive Officer. “These results are also being compared against a particularly strong prior year period. Despite these factors, I continue to have confidence in our businesses, and believe we are well-positioned to achieve meaningful growth moving forward.”

Summary Financial Results:

	Three Months Ended			Six Months Ended
($ in thousands, except per share amounts)	6/30/2025	6/30/2024	Fav/(Unfav) $ Change	6/30/2025	6/30/2024	Fav/(Unfav) $ Change
Revenues	$68,235	$52,345	$15,890	$133,806	$105,634	$28,172
Operating profit (loss)	$(51)	$7,366	$(7,417)	$7,631	$12,123	$(4,492)
Other (income) expense, net	$(2,045)	$1,138	$3,183	$510	$322	$(188)
Income tax (benefit) provision	$(1,266)	$256	$1,522	$(1,039)	$1,259	$2,298
Net Income	$3,260	$5,972	$(2,712)	$8,160	$10,542	$(2,382)
Diluted EPS	$0.44	$0.81	$(0.37)	$1.10	$1.42	$(0.32)
Consolidated EBITDA*	$9,259	$13,508	$(4,249)	$22,088	$24,757	$(2,669)
*Non-GAAP financial measures are defined and reconciled on page 8.

Consolidated Second Quarter 2025 Compared to Second Quarter 2024
Strong revenue growth was insufficient to overcome short-term operational disruptions and higher unallocated costs, resulting in break-even operating results. Disruptions occurred in both the Utility Coal and Contract Mining segments and included temporarily unfavorable pricing, operational inefficiencies at a customer's power plant with resulting mining inefficiencies, unexpected repairs and maintenance costs and other quarry operational delays. The prior year quarter included the benefit of a $4.5 million pre-tax gain on sale of land. Increased other income and favorable tax effects in the 2025 second quarter helped minimize the net income decline.

Liquidity
At June 30, 2025, the Company had total debt outstanding of $95.5 million. Total liquidity was $139.9 million, which consisted of $49.4 million of cash and $90.5 million of availability under its revolving credit facility.

In the 2025 second quarter, the Company paid $1.9 million in dividends. As of June 30, 2025, the Company had $7.8 million remaining under its $20 million share repurchase program that expires at the end of 2025.

Detailed Discussion of 2025 Second Quarter Compared to Second Quarter 2024
In the second quarter of 2025, we changed our reportable segment names to help stakeholders more easily associate the business activities with each segment. The Utility Coal Mining, Contract Mining, and Minerals and Royalties segments were formerly the Coal Mining, North American Mining, and Minerals Management segments, respectively. The composition and historical reporting of each segment remained the same.

Utility Coal Mining Results

	2025	2024
Tons of coal delivered	(in thousands)
Unconsolidated operations	3,736	4,930
Consolidated operations	890	423
Total deliveries	4,626	5,353

	2025	2024
	(in thousands)
Revenues	$28,626	$14,996
Earnings of unconsolidated operations	$11,656	$12,006
Operating expenses(1)	$8,733	$8,097
Operating profit	$1,222	$2,767
Segment Adjusted EBITDA(2)	$3,354	$5,663
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Second-quarter 2025 revenues rose 91% due to an increase in tons delivered at Mississippi Lignite Mining Company. Prior year deliveries were constrained as the power plant served by the mine operated with only one of its two boilers from mid-December 2023 through July 2024.

Utility Coal Mining operating profit and Segment Adjusted EBITDA decreased year-over-year mainly due to lower operating results at Mississippi Lignite Mining Company, a modest decrease in earnings of unconsolidated operations and an increase in operating expenses primarily due to higher employee-related costs.

At Mississippi Lignite Mining Company, continued inefficiencies at the customer's power plant created mining inefficiencies, and thus higher mining costs. In the second quarter of 2024, tons mined exceeded tons sold, allowing these elevated mining costs to be deferred as inventory on the balance sheet. While the cost per ton delivered improved in the second quarter of 2025, the contractual sales price per ton decreased and the volume of tons sold surpassed the volume of tons mined. This led to the realization of the elevated costs that had been recorded in inventory in prior periods.

Earnings of unconsolidated operations decreased modestly year-over-year due to reduced customer requirements. The decrease in tons delivered was mostly offset by higher pricing, primarily at Falkirk as a result of the expiration of temporary price concessions in June 2024.

Contract Mining Results

	2025	2024
	(in thousands)
Tons delivered	13,947	16,000

	2025	2024
	(in thousands)
Revenues	$30,723	$27,920
Operating profit	$1,010	$3,085
Segment Adjusted EBITDA(1)	$3,927	$5,519
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

The Contract Mining segment revenues rose primarily due to an increase in reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on gross profit. Revenues, net of reimbursed costs, grew 3% mainly as a result of an increase in parts sales, largely offset by fewer mined tons delivered due to reduced customer requirements, in part due to certain operational delays.

While the increase in parts sales provides additional support for the growth potential in this business model, the increased parts sales profits were insufficient to offset the effect of lower mined tons delivered, higher operating costs, including unexpected equipment repairs and maintenance costs and increased employee-related costs. This resulted in a decrease in the 2025 second-quarter operating profit and Segment Adjusted EBITDA.

Minerals and Royalties Results

	2025	2024
	(in thousands)
Revenues	$7,268	$5,593
Operating profit	$5,205	$7,591
Segment Adjusted EBITDA(1)	$6,050	$8,914
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Prior-year 2024 Minerals and Royalties operating profit and Segment Adjusted EBITDA included a $4.5 million gain on sale of land. Excluding this gain, 2025 operating profit and Segment Adjusted EBITDA increased year-over-year primarily due to a 30% increase in revenues principally as a result of higher natural gas prices.

Outlook
NACCO is a growing diversified natural resource company, strategically positioned to deliver consistent financial returns. Our businesses operate exclusively in the U.S. and provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and products. Increasing demand for electricity, on-shoring and current federal policies are creating favorable macroeconomic trends within these industries. We continue to capitalize on these tailwinds, pursuing longer-term growth opportunities. Through disciplined capital allocation, operational expertise and an entrepreneurial yet cautious approach to growth, we have unique capabilities and clear competitive advantages that enable us to capture a wide range of attractive growth opportunities. Our platform is supported by multiple vectors for value creation, and we are steadfastly committed to delivering compounding returns and expanding investor value over the long term.

While the current quarter presented some unexpected operational challenges, our business model is purposely built for durability and resilience. Our foundation rests on a stable base of long-term coal-mining contracts, generating dependable recurring cash flows. As new long-term contracts are added each year in our other businesses, these multi-year agreements create a “layering” effect as their contributions compound. This, combined with income generated by our Mineral and Royalty assets, provide cash flow stability. We remain confident in our ability to deliver improving results during the second half of 2025, with momentum building as we move into 2026.

Over the remainder of the year, we anticipate a substantial increase in consolidated operating profit compared to the first half, although full-year results will be lower than the prior year due in part to $13.6 million of business interruption insurance income recognized in the third quarter of 2024. In addition, we intend to terminate our defined benefit pension plan in the fourth quarter of 2025. Although the plan is currently over funded, a significant non-cash settlement charge is anticipated upon termination. The pension settlement charge and lower operating profit are expected to lead to a substantial year-over-year decrease in net income and EBITDA compared with the 2024 second half and full year.

Our Utility Coal Mining segment, operated by North American Coal®, constitutes the foundation of our business, anchored by a stable portfolio of long-term mining contracts. We anticipate customer demand to remain steady in the second half of 2025 and throughout 2026 at the unconsolidated mining operations. At Mississippi Lignite Mining Company, results for the 2025 second half are expected to improve over the first half of 2025. However, a reduction in the 2025 contractually determined per ton sales price compared with 2024 is anticipated to continue to offset expected improvements in cost efficiencies, causing Mississippi Lignite Mining Company's and the Utility Coal Mining segment's 2025 second half and full year results to decline from the respective prior year levels, which include the business interruption insurance income. Looking ahead, we expect improving profitability for this segment in 2026, driven by continued stable earnings at our unconsolidated operations and anticipated improvements at Mississippi Lignite Mining Company in both sales price and cost per ton delivered, particularly if the customer's power plant is able to operate more consistently.

The Contract Mining segment, operated by North American Mining®, represents our mining growth platform, benefiting from ongoing geographic and mineral expansion and the signing of new, more favorable long-term contracts. Each new contract perpetuates the compounding effect that underpins our growth strategy—much like building an annuity portfolio over time. For example, in 2024, the Contract Mining segment executed three new or amended contracts, which are projected to generate approximately $20 million in after-tax net present value cash flows over contract terms ranging from 6 to 20 years. Our expanding pipeline of potential deals and continued engagement with customers position this segment as a key pillar for future growth.

Sawtooth Mining, a North American Mining subsidiary, is the exclusive provider of comprehensive mining services at Thacker Pass, which is owned through a joint venture between Lithium Americas Corp. (TSX: LAC) (NYSE: LAC) and General Motors Holdings LLC. Sawtooth will supply all of the lithium-bearing ore requirements for Thacker Pass, which is currently under construction. This project is currently providing stable income during the construction phase and will contribute enhanced income and long-term cash flows once lithium production commences. Phase 1 lithium production is estimated to begin in late 2027.

Near term, while overall customer demand within the Contract Mining segment is expected to remain stable year-over-year, profitability improvements in the 2025 second half and full year are expected to be driven by operational efficiencies and an increased focus on parts sales. This momentum is expected to continue into 2026.

The Minerals and Royalties segment, led by Catapult Minerals Partners, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. The business is a scalable platform for growth, with its data-driven approach to portfolio expansion and disciplined capital deployment providing a distinct competitive advantage in the U.S. market.

In July 2025, Catapult completed a $4.2 million acquisition of mineral interests within the Midland Basin which included 10,500 gross acres and approximately 400 net royalty acres. The acquisition includes a mix of producing wells, as well as additional upside opportunities through future development with existing operators in the area. This business also has an investment in a company that holds non-operated working interests in oil and natural gas assets. These investments are expected to contribute to the anticipated improvement in second-half operating profit compared with both the first half of 2025 and second half of 2024. Improvements in operating profit are expected to continue into 2026.

Mitigation Resources of North America® provides stream and wetland mitigation solutions, as well as comprehensive reclamation and restoration construction services. Mitigation Resources, underpinned by a strong reputation and clear competitive strengths, is an avenue for continued expansion into new markets. This business, while currently variable in performance due to permit and project timing, is expected to achieve key milestones in profitability in 2026 and move toward more consistent results over time as new projects are layered on top of existing projects.

We continue to invest in our businesses to drive future growth. Based on the current project pipeline, we anticipate capital expenditures of up to a total of $86 million in 2025, with the majority earmarked for future business development— the kind of prudent reinvestment that generates exponential, long-term value creation. We project a substantially lower use of cash for the 2025 full year compared with 2024 as we begin to harvest returns from prior investments and expect a steady increase in annual cash flow generation beginning in 2026.

Our conservative approach to maintaining a strong capital structure and operating discipline minimizes risk, while the compounding effect of layered long-term contracts and deliberate growth investments create a robust foundation for cash flow growth. With a perspective that spans decades, we are methodically building a strong, stable business that is expected to deliver annuity-like returns. This long-term view allows us to leverage our core skills for strategic, measured expansion and pursue opportunities with longer-term horizons and higher returns, that others with shorter time horizons might overlook. Our commitment is to generate increasing cash flows and return value to stockholders, whether through reinvestment for growth or direct returns such as share repurchases and payment of dividends. We remain confident in our ability to drive growth, expand our capabilities and reward shareholders over the long run.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, August 7, 2025 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (888) 880-3330 (North America Toll Free) or (646) 357-8766 (International), Conference ID: 6790172, or over the Internet through NACCO Industries' website at ir.nacco.com/overview. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through August 14, 2025. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (GAAP). EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) a significant reduction in demand by the Company's customers, (2) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (3) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, vehicle electrification, as well as supply and demand dynamics, (5) changes in development plans by third-party lessees of the Company's mineral interests, (6) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (7) any customer's premature facility closure or extended project development delay, (8) federal and state legislative and regulatory actions affecting fossil fuels, (9) supply chain disruptions, including price increases and shortages of parts and materials, inclusive of tariff effects, (10) failure to obtain adequate insurance coverages at reasonable rates, (11) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (12) impairment charges, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and power generation development opportunities and other value-added service opportunities, (17) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (18) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (19) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2025	2024	2025	2024
	(In thousands, except per share data)
Revenues	$68,235	$52,345	$133,806	$105,634
Cost of sales	61,415	45,327	117,332	91,598
Gross profit	6,820	7,018	16,474	14,036
Earnings of unconsolidated operations	13,138	13,592	29,124	26,899
Operating expenses
Selling, general and administrative expenses	19,773	17,720	37,641	33,173
Amortization of intangible assets	245	116	407	242
Gain on sale of assets	(9)	(4,592)	(81)	(4,603)
	20,009	13,244	37,967	28,812
Operating (loss) profit	(51)	7,366	7,631	12,123
Other (income) expense
Interest expense	1,944	1,311	3,718	2,422
Interest income	(770)	(1,038)	(1,635)	(2,165)
Closed mine obligations	503	471	976	926
(Gain) loss on equity securities	(349)	264	521	(777)
Gain on settlement of excess funding liability	(3,590)	—	(3,590)	—
Other, net	217	130	520	(84)
	(2,045)	1,138	510	322
Income before income tax (benefit) provision	1,994	6,228	7,121	11,801
Income tax (benefit) provision	(1,266)	256	(1,039)	1,259
Net income	$3,260	$5,972	$8,160	$10,542

Earnings per share:
Basic earnings per share	$0.44	$0.81	$1.10	$1.42
Diluted earnings per share	$0.44	$0.81	$1.10	$1.42

Basic weighted average shares outstanding	7,445	7,394	7,398	7,419
Diluted weighted average shares outstanding	7,445	7,394	7,446	7,437

CONSOLIDATED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2025	2024	2025	2024
	(in thousands)
Net income	$3,260	$5,972	$8,160	$10,542
Income tax (benefit) provision	(1,266)	256	(1,039)	1,259
Interest expense	1,944	1,311	3,718	2,422
Interest income	(770)	(1,038)	(1,635)	(2,165)
Depreciation, depletion and amortization expense	6,091	7,007	12,884	12,699
Consolidated EBITDA*	$9,259	$13,508	$22,088	$24,757
*Consolidated EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated EBITDA as net income before income taxes, net interest expense and depreciation, depletion and amortization expense. Consolidated EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended June 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$28,626	$30,723	$7,268	$2,223	$(605)	$68,235
Cost of sales	30,327	28,659	986	2,051	(608)	61,415
Gross profit (loss)	(1,701)	2,064	6,282	172	3	6,820
Earnings of unconsolidated operations	11,656	1,232	251	(1)	—	13,138
(Gain) loss on sale of assets	(14)	—	—	5	—	(9)
Operating expenses*	8,747	2,286	1,328	7,657	—	20,018
Operating (loss) profit	$1,222	$1,010	$5,205	$(7,491)	$3	$(51)
Segment Adjusted EBITDA**
Operating (loss) profit	$1,222	$1,010	$5,205	$(7,491)	$3	$(51)
Depreciation, depletion and amortization	2,132	2,917	845	197	—	6,091
Segment Adjusted EBITDA**	$3,354	$3,927	$6,050	$(7,294)	$3	$6,040

	Three Months Ended June 30, 2024
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$14,996	$27,920	$5,593	$4,566	$(730)	$52,345
Cost of sales	16,138	24,254	1,501	4,167	(733)	45,327
Gross profit (loss)	(1,142)	3,666	4,092	399	3	7,018
Earnings of unconsolidated operations	12,006	1,448	138	—	—	13,592
Gain on sale of assets	(79)	(1)	(4,512)	—	—	(4,592)
Operating expenses*	8,176	2,030	1,151	6,479	—	17,836
Operating profit (loss)	$2,767	$3,085	$7,591	$(6,080)	$3	$7,366
Segment Adjusted EBITDA**
Operating profit (loss)	$2,767	$3,085	$7,591	$(6,080)	$3	$7,366
Depreciation, depletion and amortization	2,896	2,434	1,323	354	—	7,007
Segment Adjusted EBITDA**	$5,663	$5,519	$8,914	$(5,726)	$3	$14,373
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Six Months Ended June 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$47,865	$62,249	$18,170	$6,623	$(1,101)	$133,806
Cost of sales	52,897	57,037	3,230	5,288	(1,120)	117,332
Gross profit (loss)	(5,032)	5,212	14,940	1,335	19	16,474
Earnings of unconsolidated operations	26,119	2,201	805	(1)	—	29,124
(Gain) loss on sale of assets	(86)	—	—	5	—	(81)
Operating expenses*	16,160	4,433	2,633	14,822	—	38,048
Operating profit (loss)	$5,013	$2,980	$13,112	$(13,493)	$19	$7,631
Segment Adjusted EBITDA**
Operating profit (loss)	$5,013	$2,980	$13,112	$(13,493)	$19	$7,631
Depreciation, depletion and amortization	4,150	5,619	2,753	362	—	12,884
Segment Adjusted EBITDA**	$9,163	$8,599	$15,865	$(13,131)	$19	$20,515

	Six Months Ended June 30, 2024
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$30,541	$52,403	$15,994	$7,828	$(1,132)	$105,634
Cost of sales	37,081	45,925	2,865	6,879	(1,152)	91,598
Gross profit (loss)	(6,540)	6,478	13,129	949	20	14,036
Earnings of unconsolidated operations	24,013	2,813	73	—	—	26,899
Gain on sale of assets	(89)	(2)	(4,512)	—	—	(4,603)
Operating expenses*	15,212	3,853	2,193	12,157	—	33,415
Operating profit (loss)	$2,350	$5,440	$15,521	$(11,208)	$20	$12,123
Segment Adjusted EBITDA**
Operating profit (loss)	$2,350	$5,440	$15,521	$(11,208)	$20	$12,123
Depreciation, depletion and amortization	5,110	4,690	2,316	583	—	12,699
Segment Adjusted EBITDA**	$7,460	$10,130	$17,837	$(10,625)	$20	$24,822
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.